Exhibit 10.ii.h

São Paulo, [—] April 2006.

To

Mosaic Fertilizantes do Brasil S.A.

Av. Morumbi, 8234

Brooklin, São Paulo, SP

Att.: Mr/Ms [—]

Subject.:	Agreement for issuing a Mosaic Fertilizantes do Brasil S.A. Letter of Guarantee in behalf of Banco Cargill S.A.

Dear Sirs,

This is to confirm the agreement between Banco Cargill S.A. (“Banco Cargill”) and Mosaic Fertilizantes do Brasil S.A. (“Mosaic”) in regard to Mosaic issuing letters of guarantee in behalf of Banco Cargill for loan and financing transactions provided by Banco Cargill to Mosaic customers (the “Guaranteed Transactions” and “Mosaic Customers”, respectively) upon issuing of Bank Credit Bills by Mosaic Customers in behalf of Banco Cargill, whether combined with swap or currency forward transactions or otherwise.

The Guaranteed Transactions will be effected by Banco Cargill will Mosaic Customers, Cargill, Inc. product suppliers, and/or any subsidiaries thereof, after negotiation and approval by Mosaic and Banco Cargill.

After each Guaranteed Transaction is negotiated and approved, Mosaic will undertake before Banco Cargill part of the credit risk associated to the Guaranteed Transactions, in the share of fifty percent (50%) of the overall amount of each operation, plus applicable interest and charges.

To this effect, each Guaranteed Transaction will be covered by a letter of guarantee issued by Mosaic in behalf of Banco Cargill, as shown in Annex 1 hereof, notwithstanding any other guarantees provided by Mosaic Customers in behalf of Banco Cargill.

In accordance with the structure agreed, Mosaic will pay Banco Cargill, at the time each Guaranteed Transaction is effected, the amount equivalent to half percent per annum (0.5% p.a.) of the principal amount of each Guaranteed Transaction, as structuring fee.

The Net Profit (as defined below) resulting from each Guaranteed Transaction duly settled by Mosaic Customers will be divided between Banco Cargill and Mosaic, in the ideal share of fifty percent (50%) each. The Net Profit of each Guaranteed Transaction will be the amount computed after deducting from the gross revenue of each Guaranteed Transaction the following amounts: (i) the financing cost borne by Banco Cargill and (ii) any and all expenses incurred in regard to the Guaranteed Transaction (“Net Profit”).

In the event of default of any principal or accessory obligations of Mosaic Customers before Banco Cargill under the Guaranteed Transactions, Mosaic will honor the payment of the amounts payable by such Mosaic Customers up to the limit equivalent to fifty percent (50%) of the principal amount of each Guaranteed Transaction, plus applicable interest and charges.

Once Mosaic honors its payment to Banco Cargill, as described above, Banco Cargill will take all applicable judicial and/or extrajudicial measures to collect and recover the amounts payable by each Mosaic Customer, provided however that the retaining of any outside counsel and/or collection firms necessary for the above measures must be previously and jointly defined by Banco Cargill and Mosaic.

The parties agree that (i) Banco Cargill must supply to Mosaic a copy of any and all reports on the status of any judicial and/or extrajudicial measures taken received from outside counsel and/or collection firms; and (ii) any and all costs and expenses incurred by Banco Cargill in regard to the above measures for the collection and reimbursement of amounts defaulted by Mosaic Customers, including expenses with lawyers’ fees and with collection firms, will be borne by Banco Cargill together with Mosaic, and such costs and expenses must be paid at the time the parties receive the respective invoice.

Banco Cargill hereby promises to share with Mosaic any and all amounts payable by Mosaic Customers to Banco Cargill and which have been recovered by Banco Cargill using judicial and/or extrajudicial means. In this case, Banco Cargill will reimburse Mosaic in the share of fifty percent (50%) of the amount actually recovered by Banco Cargill, by depositing such amount in Mosaic’s current account no. [__], at branch no. [__], of bank [__], by the fifth (5th) working day immediately after Banco Cargill actually receives the recovered credit.

Finally, the parties mutually agree to make this an evergreen contract, which may be cancelled by any of the parties upon previous notice thirty (30) calendar days in advance for any Guaranteed Transactions that have not been negotiated and approved by the parties.

Therefore, if you agree with all terms and conditions specified hereunder, we kindly ask you to provide below your “acknowledged and agreed”.

Should you have any questions, please contact us.

Faithfully,

Banco Cargill S.A.

Name:	Name:
Position:	Position:

Acknowledged and agreed:

Mosaic Fertilizantes do Brasil S.A.

Name:	Name:
Position:	Position: